Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC.
REPORTS SECOND QUARTER FISCAL 2008 RESULTS

Revenue Growth 11%, Achieves Positive EBITDA

Ann Arbor, MI, November 12, 2007 --Advanced Photonix, Inc.® (AMEX:API) (the “Company”) today reported its second quarter fiscal 2008 results ending September 28, 2007. Net sales for the quarter were $6.5 million, an increase of $651,000, or 11%, compared to revenues of $5.9 million for the quarter ended September 29, 2006. The Company reported a GAAP net loss of $1.9 million, or ($.09) per share fully diluted for the quarter, as compared with a GAAP net loss of $1.1 million, or ($0.06) per share fully diluted, for the second quarter of fiscal 2007.

The Non-GAAP net loss for the second quarter of fiscal 2008 was $(86,000), or $(0.00) per share fully diluted, compared to a Non-GAAP net loss of $(81,000) or $(0.00) per share fully diluted, for the comparable period a year ago.

On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported net income of $15,000 for the second quarter of fiscal 2008. This compares to a net loss of $(5,000) for the second quarter of fiscal 2007.

A reconciliation of the Non-GAAP and EBITDA financial measures reported herein to the Company’s income as measured by generally accepted accounting principles is presented below.

The Company's revenues for the second quarter 2008 were $6.5 million, an increase of $651,000, or 11%, over the second quarter of 2007 and a 6% increase over the first quarter. Revenues for the six months were $12.7 million, an increase of $1.1 million, or 10%, over the first six months of the prior year. For the six months the Industrial Sensing/NDT market represented 47% of revenue, Telecommunications 21%, Medical 18% and Military/Aerospace 14%. To date there have been no Homeland Security market revenues.

Telecommunications revenues for the first six months of 2008 were $2.8 million, an increase of 14% over the prior year. Telecommunication revenues were $1.6 million for the second quarter, an increase of 26% compared to the first quarter, but a decrease of 10% from the second quarter of 2007.

Medical revenues for the second quarter were $1.4 million, an increase of 183% over 2007 revenues of $481,000. This growth is a result of accelerated end of life purchases by a customer and is expected to be completed by the end of fiscal 2008. Medical revenues for the six months were $2.5 million, an increase of 121% compared to the second quarter of 2007.

Industrial Sensing/NDT revenues increased 9% to $2.6 million in the second quarter, and increased 15% to $5.5 million for the six months compared to the same periods of the prior year. The increases are primarily due to increased Terahertz product platform sales to the NDT portion of the market.

Military/aerospace revenues were $950,000 for the quarter, an increase of 9% from the first quarter, but a decrease of 17% from the second quarter 2007. Revenues for the first six months were $1.8 million, a decrease of 39% from the prior year revenues of $3.0 million.

Richard Kurtz, Chairman and Chief Executive Officer, commented, “We are pleased with our year over year growth for the quarter. The private placement totaling over $4.4 million that we completed during the second quarter improved our balance sheet and will provide additional funds to help us grow future revenues and earnings. We are particularly excited by the application development activities that occurred with our Terahertz Product platform during the second quarter, We continue to experience high level design activity in our HSOR product platform, particularly in the more rapidly developing 40G deployment in the telecom industry, and we remain very bullish about the growth prospects of our HSOR products Finally, we are successfully dealing with the challenges of the wafer fabrication and assembly consolidation which should be resolved by the year end, which will result in significant cost savings and position us solidly for the future.”

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

The Company will hold a conference call to discuss the results for the second quarter ended September 28, 2007 on Monday, November 12, 2007, at 5:00 PM EST. Participants can dial into the conference call at 866-383-8009 (617-597-5342 for international) using the pass code 67944056. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 15800768. The Company submitted its 10-Q for the second quarter ended September 28, 2007 for filing with the Securities and Exchange Commission (the “SEC”) on November 12, 2007. Since the SEC is closed for Veterans Day, the Company anticipates that the 10-Q will be posted on EDGAR on November 13, 2007. The 10-Q will also be available on November 12, 2007 at the Company’s website (www.advancedphotonix.com under the “Investors” link).

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the move of our wafer fabrication facilities, technological obsolescence of existing product lines and technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Condensed Consolidated Balance Sheets

Assets	September 28, 2007	March 31, 2007
Current Assets:
Cash and cash equivalents	$6,495,000	$3,274,000
Accounts receivable, net of allowance	4,131,000	3,587,000
Inventories, net of allowances	3,808,000	4,439,000
Prepaid expenses and other current assets	517,000	377,000
Total current assets	14,951,000	11,677,000
Equipment & Leasehold Improvements, at cost	10,977,000	10,301,000
Accumulated depreciation	(6,076,000)	(5,565,000)
Net Equipment and Leasehold Improvements	4,901,000	4,736,000
Goodwill, net of accumulated amortization	4,579,000	4,579,000
Patents, net	464,000	355,000
Intangible assets, net	11,309,000	12,285,000
Deferred tax asset, net of current portion	1,225,000	1,225,000
Other assets	375,000	385,000

Total assets	$37,804,000	$35,242,000

Liabilities and shareholders' equity
Current liabilities
Line of credit	$900,000	$741,000
Accounts payable and accrued expenses	2,557,000	2,336,000
Compensation and related withholdings	1,069,000	1,091,000
Current portion of long-term debt-related party	900,000	550,000
Current portion of long-term debt	5,686,000	4,535,000
Total current liabilities	11,112,000	9,253,000
Long term debt, less current portion	3,566,000	3,015,000
Long term debt, less current portion-related party	951,000	1,851,000
Total liabilities	15,629,000	14,119,000

Class A redeemable convertible preferred stock, $.001 par value; 780,000 shares authorized; 40,000 shares issued and outstanding; liquidation preference $32,000.	32,000	32,000

Shareholders' equity

Class A common stock, $.001 par value, 50,000000 shares authorized; September 28, 2007 - 22,271,939 shares issued and outstanding, March 31, 2007 - 19,226,006 shares issued and outstanding.	22,000	19,000
Additional paid-in capital	48,699,000	43,887,000
Accumulated deficit	(26,578,000)	(22,815,000)
Total shareholders' equity	22,143,000	21,091,000

Total liabilities and shareholders' equity	$37,804,000	$35,242,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

	Three months ended		Six months ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006

Net Sales	$6,529,000	$5,878,000	$12,674,000	$11,546,000
Cost of Sales	3,784,000	2,997,000	7,459,000	6,189,000
Gross Margin	2,745,000	2,881,000	5,215,000	5,357,000
Percent to Net Sales	42.0%	49.0%	41.1%	46.4%
Other Operating Expenses
Research & Development	1,016,000	1,018,000	1,910,000	1,986,000
General & Administrative	1,180,000	1,488,000	2,353,000	2,753,000
Amortization	490,000	381,000	980,000	763,000
Stock Option Compensation 123R	-	-	-	-
Other Expense - Wafer Fab	268,000	88,000	611,000	121,000
Sales & Marketing	559,000	452,000	1,205,000	983,000
Total Other Operating Expenses	3,513,000	3,427,000	7,059,000	6,606,000

Net Operating Loss	(768,000)	(546,000)	(1,844,000)	(1,249,000)

Other (Income) & Expense
Other (Income)/Expense	(12,000)	(5,000)	(18,000)	(5,000)
Interest Income	(26,000)	(59,000)	(47,000)	(117,000)
Interest Expense-Related Party	42,000	55,000	99,000	112,000
Interest Expense - Warrant discount	805,000	346,000	1,373,000	640,000
Interest Expense	280,000	241,000	512,000	478,000
Other (Income) & Expense	1,089,000	578,000	1,919,000	1,108,000

Net Income (Loss)	$(1,857,000)	$(1,124,000)	$(3,763,000)	$(2,357,000)
Net earnings per share	$(0.09)	$(0.06)	$(0.19)	$(0.12)
Diluted earnings per share	anti-dilutive	anti-dilutive	anti-dilutive	anti-dilutive

Weighted number of shares outstanding	19,906,000	19,026,000	19,584,000	19,003,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income(Loss) and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income(Loss) and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income(Loss) and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Reconciliation of Non-GAAP (Loss) to GAAP (Loss)

	Three months ended		Six months ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
GAAP Net (Loss)	$(1,857,000)	$(1,124,000)	$(3,763,000)	$(2,357,000)

Adjustments
Interest Expense - Convertible notes	129,000	129,000	256,000	249,000
Warrant Fair Value adjustment	805,000	346,000	1,373,000	640,000
Amortization - intangibles/patents	490,000	381,000	980,000	763,000
Stock Option Compensation expense	49,000	66,000	133,000	183,000
Interest - Debt issue cost	30,000	33,000	60,000	66,000
Wafer Fabrication consolidation	268,000	88,000	611,000	121,000
Subtotal - Adjustments	1,771,000	1,043,000	3,413,000	2,022,000
Non-GAAP (Loss)	$(86,000)	$(81,000)	$(350,000)	$(335,000)

Net earnings per share	$(0.00)	$(0.00)	$(0.02)	$(0.02)
Diluted earnings per share	$-	$-	$-	$-

Weighted Number of shares outstanding	19,906,000	19,026,000	19,584,000	19,003,000
Diluted shares outstanding	23,086,000	22,479,000	22,764,000	22,445,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Reconciliation of EBITDA to GAAP (Loss)

	Three months ended		Six months ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
GAAP Net (Loss)	$(1,857,000)	$(1,124,000)	$(3,763,000)	$(2,357,000)

Adjustments
Net Interest expense (income)	1,101,000	497,000	1,937,000	1,113,000
Depreciation expense	281,000	241,000	522,000	475,000
Amortization - intangibles/patents	490,000	381,000	980,000	763,000
Subtotal - Adjustments	1,872,000	1,119,000	3,439,000	2,351,000
EBITDA	$15,000	$(5,000)	$(324,000)	$(6,000)

Advanced Photonix, Inc.® (AMEX - API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.